Exhibit 10.1

Portions of this exhibit marked [ * ] are omitted and requested to be treated confidentially.

AMENDMENT NO. 4

to

DEVELOPMENT AND LICENSE AGREEMENT

between

GLAXO GROUP LIMITED

and

ADHEREX TECHNOLOGIES INC.

THIS AMENDMENT NO. 4 (this “Fourth Amendment”) effective on this 23rd day of May, 2007 (the “Fourth Amendment Effective Date”), is entered into by and between Glaxo Group Limited, a company organized under the laws of England and Wales, having its registered office at GlaxoWellcome House, Berkeley Avenue, Greenford, Middlesex, UB6 0NN United Kingdom (“GGL”) and Adherex Technologies Inc., a company organized under the laws of Canada and having an office located at 4620 Creekstone Drive, Suite 200, Durham, North Carolina, 27703 USA (“Adherex”):

RECITALS

A. The Parties entered into the Development and License Agreement, effective as of July 14, 2005 (the “Agreement”).

B. The Parties entered into Amendment No. 1 to the Agreement, effective December 20, 2005, relating to the Exherin™ Option.

C. The Parties entered into Amendment No. 2 to the Agreement, effective June 23, 2006, relating to Eniluracil.

D. The Parties entered into Amendment No. 3 to the Agreement, effective January 16, 2007, relating to the expiration of the GGL Options.

E. The Parties now desire to further amend the Agreement on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, the Parties, intending to be legally bound, hereby amend the Agreement and otherwise agree as follows:

1. Defined Terms. All terms used in this Fourth Amendment but not defined herein shall have the same meaning as set forth in the Agreement.

2. Amendment to Section 13.2 Section 13.2 is hereby amended and restated in its entirety to read as follows:

“13.2 Royalties to Adherex on Exercise or Expiration of GGL Option. If GGL exercises any of the GGL Options, GGL will pay Adherex the following percentages of any royalties that GGL receives from [ * ] on Net Sales by [ * ] of Product in the [ * ] Territory:

(a) If GGL exercises Option B, GGL will pay Adherex [ * ] percent ([ * ]%) of any royalties received by GGL from [ * ];

[ * ] Confidential treatment requested; certain information omitted and filed separately with the SEC

(b) If GGL exercises Option C, GGL will pay Adherex [ * ] percent ([ * ]%) of any royalties received by GGL from [ * ]; and

(c) If GGL exercises Option E, GGL will pay Adherex [ * ] percent ([ * ]%) of any royalties received by GGL from [ * ].

If all GGL Options expire, and unless and until the [ * ] License is assigned to Adherex, beginning on the date of the last to expire GGL Option, GGL will pay Adherex [ * ] percent ([ * ]%) of any royalties received by GGL from [ * ] under the [ * ] License.”

3. Amendment to Section 13.3. Section 13.3 is hereby amended and restated in its entirety to read as follows:

“13.3 Sharing of Data with [ * ]. GGL shall have the right to share with [ * ], without the prior written consent of Adherex, any data and Adherex Know How received from Adherex regarding Eniluracil or Products to assist [ * ] in its Development and Commercialization of Eniluracil and Products in the [ * ] Territory. Unless and until GGL exercises one of the GGL Options, if and as specifically requested by Adherex, GGL shall promptly provide to Adherex any data and information received from [ * ] regarding Eniluracil or Products to assist Adherex in its Development and Commercialization of Eniluracil and Products in the Territory to the extent GGL may do so pursuant to the terms of the applicable [ * ] Agreements and, to the extent GGL may do so pursuant to the terms of the applicable [ * ] Agreements, GGL hereby grants Adherex a right of reference for regulatory approval purposes with respect to such data and information. Upon expiration of all of the GGL Options, and continuing for the remainder of the Term unless and until the [ * ] Agreements are assigned to Adherex, if and as specifically requested by GGL, Adherex shall promptly provide GGL with all Adherex Know How and GGL shall have the right to share with [ * ] under conditions of confidentiality substantially equivalent to those established under Section 9 hereof, without the prior written consent of Adherex, any data and Adherex Know How received from Adherex regarding Eniluracil or Products to assist [ * ] in its Development and Commercialization of Eniluracil and Products in the [ * ] Territory.”

4. Amendment of Section 15.4.1(b)(2). Section 15.4.1(b)(2) is hereby amended and restated in the entirety to read as follows:

“(2) Termination by GGL for Material Breach at Any Time After Expiration of GGL Option B and GGL Option E and Prior to the Expiration of All GGL Options:

(i) All licenses granted by Adherex to GGL or its Affiliates under this Agreement prior to termination will survive, subject to GGL’s continued obligation to pay milestones and royalties to Adherex hereunder if GGL continues the Development and Commercialization of Eniluracil or a Product consistent with Sections 8.1.2 (Option C), 8.2.1, 8.4, 8.5.3, 12.2, and 13.2, subject to any adjustments to such amounts consistent with Sections 8.6 through 8.10;

[ * ] Confidential treatment requested; certain information omitted and filed separately with the SEC

(ii) All licenses granted by GGL to Adherex under this Agreement will terminate;

(iii) GGL shall have the right to continue Development and Commercialization of Eniluracil or a Product, by itself or its Affiliates or through a Third Party, provided,

(I) if, at the time of such termination, GGL does not have any licenses from Adherex, GGL shall become the Licensee by virtue of such termination, and

(II) GGL shall be obligated to pay milestones, royalties, portions of any amounts recovered from Third Parties in settlement or as recovery for infringement, and a portion of any amounts received under the [ * ] Agreements to Adherex hereunder if GGL continues the Development and Commercialization of Eniluracil or a Product consistent with Sections 8.1.2 (Option C), 8.2.1, 8.4, 8.5.3, 12.2, and 13.2, subject to any adjustments to such amounts consistent with Sections 8.6 through 8.10;

(iv) GGL will retain all of its rights to bring an action against Adherex for damages and any other available remedies in law or equity and will be entitled to set-off against any monies payable to Adherex hereunder against all amounts GGL reasonably believes constitute its damages incurred by such breach, subject to final judicial resolution or settlement;

Adherex, at its sole expense, will promptly transfer to GGL, or will cause its designee(s) to transfer to GGL, ownership of all regulatory filings, approvals, correspondence, all Trial information and data, and conversation logs made or filed for each Product (to the extent that any are held in Adherex’s or such designee(s)’s name) and information and data set forth in Appendix 7, to the extent not previously transferred to GGL (collectively, “Adherex Filings”), such transfer to be as permitted by applicable Laws, and Adherex will otherwise fully cooperate to permit GGL to fully exercise its rights hereunder; and

[ * ] Confidential treatment requested; certain information omitted and filed separately with the SEC

(v) Adherex, at its sole expense, promptly shall return to GGL, or destroy at GGL’s request, all relevant records and materials in its possession or control containing Confidential Information of GGL; provided, however, that Adherex may keep one copy of such Confidential Information for archival purposes only in accordance with Section 10.5.”.

5. Addition of Section 15.4.1(b)(3). Section 15.4.1(b)(3) is hereby added to the Agreement to read in the entirety as follows:

“(3) Termination by GGL for Material Breach at Any Time After Expiration of all GGL Options:

(i) All licenses granted by GGL to Adherex under this Agreement will terminate;

(ii) GGL shall have the right, in the absence of any Valid Claims of any Adherex Patents which would be infringed by, or the use of any Adherex Know-How which is not in the public domain in, the Development or Commercialization of Eniluracil or a Product, to continue Development and Commercialization of Eniluracil or a Product, by itself or its Affiliates or through a Third Party, provided,

(I) GGL shall not by virtue of such termination have or be granted any licenses from Adherex; and

(II) GGL shall not be obligated to pay any milestones or royalties to Adherex hereunder if, in the absence of any Valid Claims of any Adherex Patents which would be infringed by, or the use of any Adherex Know-How which is not in the public domain in, the Development or Commercialization of Eniluracil or a Product, GGL continues the Development and Commercialization of Eniluracil or a Product other than royalties pursuant to Section 8.5.3, which shall be payable to Adherex based on any Net Sales of any Product enjoying Regulatory Exclusivity due to an Orphan Drug Designation or similar designation or equivalent obtained by Adherex in the Territory;

(ii) GGL will retain all of its rights to bring an action against Adherex for damages and any other available remedies in law or equity and will be entitled to set-off against any monies payable to Adherex hereunder against all amounts GGL reasonably believes constitute its damages incurred by such breach, subject to final judicial resolution or settlement; and

(vi) Adherex, at its sole expense, promptly shall return to GGL, or destroy at GGL’s request, all relevant records and materials in its possession or control containing Confidential Information of GGL; provided, however, that Adherex may keep one copy of such Confidential Information for archival purposes only in accordance with Section 10.5.”

[ * ] Confidential treatment requested; certain information omitted and filed separately with the SEC

6. Amendment of Section 15.5. Section 15.5 is hereby amended and restated in its entirety to read as follows:

15.5 Accrued Rights; Surviving Obligations. Except as provided elsewhere, termination or expiration of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of any Party prior to such termination or expiration. Such termination or expiration will not relieve any Party from obligations which are expressly or by implication intended to survive termination or expiration of this Agreement, including but not limited to, definitions, rights to payment, and Sections 7.5, 8.12, 8.13, 8.14, 8.15, 8.16, 8.17 (for the period stated therein), 9, 10, 11, 12.2 (with respect to actual or alleged infringement occurring prior to such termination or expiration), 12.3, 12.4, 12.5, 15.1, 15.2, 15.3, 15.4, and 16 and will not affect or prejudice any provision of this Agreement which is expressly or by implication provided to come into effect on, or continue in effect after, such termination or expiration. The following additional sections will also survive in the event of termination for material breach: (a) by GGL under Section 15.4.1(a), Sections 4.1, 4.3.1, 7.5.1, 7.8.3, 8.1.1, 8.2.2, 8.2.3, 8.3, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 12.1, 12.2, 13.1.1, 13.2 and 13.3; (b) by Adherex under Section 15.4.1(b)(1), Section 8.5.3; (c) by Adherex under Section 15.4.1(b)(2), Sections 4.2, 8.1.2 (Option C), 8.2.1, 8.2.3, 8.4, 8.5, 8.6, 8.7, 8.8, 8.9, 8.10, and 13.2; and (d) by Adherex under Section 15.4.1(b)(3), Section 8.5.3.

7. Binding Effect. This Fourth Amendment shall be binding upon and inure to the benefit of the Parties hereto, their permitted successors, legal representatives and assigns.

8. Waiver. No waiver of any term or condition of this Fourth Amendment will be effective unless set forth in a written instrument that explicitly refers to this Fourth Amendment that is duly executed by or on behalf of the waiving Party. No waiver by any Party of any term or condition of this Fourth Amendment, in any one or more instances, will be deemed to be or construed as a waiver of the same or any other term or condition of this Fourth Amendment on any prior, concurrent or future occasion. Except as expressly set forth in this Fourth Amendment, all rights and remedies available to a Party, whether under this Fourth Amendment or afforded by Law or otherwise, will be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

9. Severability. If any provision of this Fourth Amendment is held to be invalid, illegal or unenforceable in any respect, that provision will be limited or eliminated to the minimum extent necessary so that this Fourth Amendment will otherwise remain in full force and effect and enforceable.

[ * ] Confidential treatment requested; certain information omitted and filed separately with the SEC

10. Governing Law. This Fourth Amendment will be construed, and the respective rights of the Parties determined, according to the substantive law of the State of North Carolina without regard to the provisions governing conflict of laws.

11. Counterparts. This Fourth Amendment may be executed in any two counterparts, each of which, when executed, will be deemed to be an original and both of which together will constitute one and the same document.

12. Continuing Effect. All other terms and conditions of the Agreement shall remain in full force and effect.

[Remainder of page intentionally left blank. Signature page follows.]

[ * ] Confidential treatment requested; certain information omitted and filed separately with the SEC

IN WITNESS WHEREOF, Glaxo Group Limited and Adherex Technologies Inc., by their duly authorized representatives, have executed this Amendment No. 4 as of the Fourth Amendment Effective Date.

GLAXO GROUP LIMITED		ADHEREX TECHNOLOGIES INC.

By:	/s/ Paul Williamson	By:	/s/ D. Scott Murray
Name:	Paul Williamson	Name:	D. Scott Murray
For and on behalf of
Edinburgh Pharmaceutical Industries Ltd
Title:	Corporate Director	Title:	SVP, General Counsel

[ * ] Confidential treatment requested; certain information omitted and filed separately with the SEC